Exhibit 99.1

Vivint Solar Announces Innovative Industry-First Financing Vehicle

Raises $327 million in a landmark multi-party forward flow transaction

LEHI, Utah – August 7, 2018 – Vivint Solar, Inc. (NYSE: VSLR), a leading full-service residential solar provider, today announced it closed an innovative multi-party forward flow funding arrangement that includes project-level debt, a levered tax equity partnership, and the company’s first cash equity investment. The transaction provides up to $327 million in total funding commitments, with an aggregate value of approximately $410 million, which is structured to generate upfront cash margin for the company for approximately 95 megawatts of future solar energy systems.  This transaction is the first of its kind in the residential solar industry that incorporates a multi-party forward purchase commitment anchored by a levered tax equity partnership.

Bank of America Merrill Lynch acted in multiple roles in this transaction, including acting as sole structuring and placement agent for the cash equity and multi-draw term loan. Additionally, Bank of America Merrill Lynch acted as the sole tax equity investor.  Hannon Armstrong (NYSE:HASI) is participating as the structured cash equity investor.

“This delivers another landmark financing transaction for the company in 2018, and we look forward to using this vehicle to continue to accelerate solar power adoption across the country,” said Vivint Solar CEO David Bywater. “We are grateful for the continued support of Bank of America Merrill Lynch in this transaction and the faith and trust that investors continue to place in the future of our business.  Hannon Armstrong’s programmatic investment is a key piece of the capital structure in this transaction.”

“The cash margin provided by this vehicle for a portion of our future PPA and lease assets is an important step to increase Vivint Solar’s financial flexibility and to solidify a sustainable funding model for the business,” said Vivint Solar’s Chief Commercial Officer and Head of Capital Markets, Thomas Plagemann.  “We expect similar results to selling systems directly to homeowners, allowing us to continue focusing on providing the products best suited for each homeowner.”

Vivint Solar expects to raise approximately $3.37 per watt in upfront proceeds in addition to $0.41 per watt in retained value and renewal value. In addition, the company recently closed a $50 million tax equity partnership with a new investor.  This multi-party forward flow funding arrangement, together with the undrawn committed capital under Vivint Solar’s other tax equity partnerships, is estimated to provide funding to install more than 170 megawatts of residential solar energy systems.

“Providing solutions that aid in the adoption of renewable energy is core to Bank of America Merrill Lynch’s environmental commitment. We value our relationship with Vivint Solar and Hannon Armstrong and look forward to continuing to grow the partnership,” said Omer Farooq, Managing Director in Bank of America Merrill Lynch’s Cross Asset Solutions and Strategies team.

“Hannon Armstrong is pleased to support Vivint Solar with capital to facilitate the continued expansion of their business,” said Jeffrey Eckel, President & CEO of Hannon Armstrong.

About Vivint Solar

Vivint Solar is a leading full-service residential solar provider in the United States. With Vivint Solar, customers can power their homes with clean, renewable energy and typically achieve significant financial savings over time. Offering integrated residential solar solutions, Vivint Solar designs and installs the solar energy systems for its customers and offers monitoring and maintenance services. In addition to being able to purchase a solar energy system outright, customers may benefit from Vivint Solar's affordable, flexible financing options, power purchase agreements, or lease agreements, where available. For more information, visit www.vivintsolar.com or follow @VivintSolar on Twitter.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding Vivint Solar’s installation capacity remaining in tax equity funds, estimated retained value, and estimated retained value per watt, including the assumptions related to the calculation of the foregoing metrics.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements should not be read as a guarantee of future performance or results, and they will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These statements are based on current expectations and assumptions regarding future events and business performance as of the date of this press release, and they are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in those statements will be achieved or will occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Except as required by law, Vivint Solar does not undertake and expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. You should read the documents Vivint Solar has filed with the Securities and Exchange Commission, or SEC, for more complete information about the company. These documents are available on both the EDGAR section of the SEC’s website at www.sec.gov and the Investor Relations section of the company’s website at investors.vivintsolar.com/.

Investor Contact

Rob Kain
Vice President of Investor Relations

855-842-1844
ir@vivintsolar.com

Press Contact

Helen Langan
Senior Director of Communications
385-202-6577
pr@vivintsolar.com